EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AutoZone, Inc. Third Amended and Restated 1998 Director Stock Option Plan of our reports dated September 21, 2001, with respect to the consolidated financial statements of AutoZone, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended August 25, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

 Memphis, Tennessee
December 12, 2001